Exhibit 99.1

News Release

Media Contacts:	Kelley Dougherty	Investor Contacts:	Carol Ferguson
	(908) 423-4291		(908) 423-4465

	Steve Cragle		Joe Romanelli
	(908) 423-3461		(908) 423-5185

Merck Announces Second-Quarter 2013 Financial Results

•                  2013 Second-Quarter Non-GAAP EPS of $0.84, Excluding Certain Items; GAAP EPS of $0.30

•                  Worldwide Sales were $11.0 Billion, a Decrease of 11 Percent Reflecting the Unfavorable Impact of Patent Expiries and a 3 Percent Negative Impact from Foreign Exchange Partially Offset by Global Performance of Human Health Products

•                  Growth in Key Franchises Including Vaccines, Diabetes and Immunology

•                  Continued Return of Cash to Shareholders, Including $5 Billion Accelerated Share Repurchase Announced in May

•                  Reaffirmed Full-Year Non-GAAP EPS Target of $3.45 to $3.55, Excluding Certain Items; Revised GAAP EPS Range to $1.84 to $2.05

WHITEHOUSE STATION, N.J., July 30, 2013 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2013.

$ in millions, except EPS amounts	Second Quarter 2013	Second Quarter 2012
Sales	$11,010	$12,311
GAAP EPS	0.30	0.58
Non-GAAP EPS that excludes items listed below[1]	0.84	1.05
GAAP Net Income[2]	906	1,793
Non-GAAP Net Income that excludes items listed below[1,2]	2,530	3,227

1                   Merck is providing certain 2013 and 2012 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For description of the items, see Table 2a, including the related footnotes, attached to this release.

2                   Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the second quarter of $0.84 exclude acquisition-related costs, restructuring costs and certain other items.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow. Year-to-date results can be found in the attached tables.

	Second Quarter
$ in millions, except EPS amounts	2013	2012
EPS
GAAP EPS	$0.30	$0.58
Difference[3]	0.54	0.47
Non-GAAP EPS that excludes items listed below[1]	$0.84	$1.05

Net Income
GAAP net income[2]	$906	$1,793
Difference	1,624	1,434
Non-GAAP net income that excludes items listed below[1,2]	$2,530	$3,227

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition-related costs[4]	$1,768	$1,417
Restructuring costs	278	289
Other	(13)	—
Net decrease (increase) in income before taxes	2,033	1,706
Estimated income tax (benefit) expense	(409)	(272)
Decrease (increase) in net income	$1,624	$1,434

“With seven of our top 10 products growing in the second quarter and solid performance overall, we continue to navigate significant patent expiries and adapt to the evolving global healthcare environment,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “We remain committed to pursuing innovative, best-in-class science that translates into medically important products, such as our PD-1 inhibitor for oncology.  To enable further investment in promising growth opportunities, we continue to manage costs effectively, as reflected in our results for the quarter.”

3                   Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

4                   Includes expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions of $1.2 billion in both the second quarter of 2013 and the second quarter of 2012, as well as intangible asset impairment charges of $564 million and $127 million in the second quarter of 2013 and 2012, respectively. Also includes integration and other costs associated with mergers and acquisitions.

Select Revenue Highlights

Worldwide sales were $11.0 billion for the second quarter of 2013, a decrease of 11 percent compared with the second quarter of 2012, including a 3 percent negative effect from foreign exchange.

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of animal health and consumer care products.

$ in millions	Second Quarter 2013	Second Quarter 2012	Change	Change Ex-exchange
Total Sales	$11,010	$12,311	-11%	-8%
Pharmaceutical	9,310	10,560	-12%	-9%
JANUVIA	1,072	1,058	1%	7%
ZETIA	650	632	3%	6%
REMICADE	527	518	2%	3%
JANUMET	474	411	16%	17%
VYTORIN	417	445	-6%	-5%
ISENTRESS	412	398	4%	5%
GARDASIL	383	324	18%	19%
PROQUAD, M-M-R II and VARIVAX	339	316	7%	7%
NASONEX	325	293	11%	13%
SINGULAIR	281	1,431	-80%	-79%
Animal Health	851	865	-2%	1%
Consumer Care	490	552	-11%	-10%
Other Revenues	359	333	8%	2%

Pharmaceutical Revenue Performance

Second-quarter pharmaceutical sales declined 12 percent to $9.3 billion, including a 3 percent negative impact due to foreign exchange. Declines of SINGULAIR (montelukast sodium), MAXALT (rizatriptan benzoate), COZAAR (losartan potassium)/HYZAAR (losartan potassium/hydrochlorothiazide) and CLARINEX (desloratadine) following loss of market exclusivity were partially offset by growth of JANUVIA (sitagliptin)/JANUMET (sitagliptin/metformin HCI), GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant] and SIMPONI (golimumab).

Sales from emerging markets increased 7 percent, including a 3 percent negative impact from foreign exchange. Emerging market sales accounted for approximately 22 percent of pharmaceutical sales in the second quarter of 2013. China continues to be a key driver of growth in the emerging markets with sales increasing 13 percent for the second quarter, including a 3 percent benefit from foreign exchange.

Worldwide sales of the combined diabetes franchise of JANUVIA/JANUMET increased 5 percent to $1.5 billion in the second quarter, including a 5 percent negative impact from foreign exchange. Sales growth in all regions was partially offset by a decline in Japan due to foreign exchange.

Sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol, decreased 1 percent to $1.1 billion in the second quarter, including a 2 percent negative impact from foreign exchange. The decrease reflects lower sales of VYTORIN, partially offset by growth of ZETIA mainly in the United States.

Combined sales of REMICADE (infliximab) and SIMPONI, treatments for inflammatory diseases, increased 9 percent, including a 2 percent negative impact from foreign exchange, to $647 million in the second quarter of 2013 primarily reflecting growth of SIMPONI in Europe. Sales of SIMPONI grew 59 percent to $120 million in the quarter.

ISENTRESS (raltegravir), an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, grew 4 percent to $412 million in the second quarter driven by growth in the United States and Europe, partially offset by tenders in Brazil in 2012.

Merck’s sales of GARDASIL, a vaccine to help prevent certain diseases caused by four types of human papillomavirus (HPV), were $383 million, an increase of 18 percent for the quarter. The increase was driven by higher sales in the United States, which reflects continued strong uptake in males, as well as tenders in Latin America in 2013.

Worldwide sales of SINGULAIR, a once-a-day oral medicine for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, declined 80 percent to $281 million in the second quarter. The patents for SINGULAIR expired in the United States in August 2012 and expired in major European markets in February 2013. The company experienced a significant and rapid reduction in sales in the United States and is now also experiencing a substantial decline in Europe.

Animal Health Revenue Performance

Animal Health sales totaled $851 million for the second quarter of 2013, a 2 percent decline compared with the second quarter of 2012, including a 3 percent negative impact due to foreign exchange. Growth in poultry and companion animal products was partially offset by lower sales of swine products.

Consumer Care Revenue Performance

Second-quarter global sales of Consumer Care were $490 million, a decrease of 11 percent compared to the second quarter of 2012, including a 1 percent negative impact due to foreign exchange. The sales decrease resulted from the ongoing termination in China of certain

Consumer Care distribution arrangements and a reversal of sales previously made to those distributors, together with associated termination costs. Excluding those actions, Consumer Care global sales would have increased by 2 percent, including the 1 percent negative impact due to foreign exchange.

Other Revenue Performance

Other revenues — primarily comprising alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales — increased 8 percent to $359 million compared to the second quarter of 2012. The increase was primarily driven by higher revenue from AstraZeneca LP (AZLP) recorded by Merck, which increased 10 percent to $245 million as compared with atypically lower second quarter 2012 AZLP revenues.

Second-Quarter Expense and Other Information

The costs detailed below totaled $9.7 billion on a GAAP basis during the second quarter of 2013 and include $2.0 billion of acquisition-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- Related Costs[4]	Restructuring Costs	Non-GAAP[1]
Second Quarter 2013
Materials and production	$4,284	$1,515	$93	$2,676
Marketing and administrative	3,140	19	16	3,105
Research and development	2,101	234	14	1,853
Restructuring costs	155	—	155	—

Second Quarter 2012
Materials and production	$4,112	$1,226	$83	$2,803
Marketing and administrative	3,249	64	21	3,164
Research and development	2,165	127	41	1,997
Restructuring costs	144	—	144	—

The gross margin was 61.1 percent for the second quarter of 2013 and 66.6 percent for the second quarter of 2012, reflecting 14.6 and 10.6 percentage point unfavorable impacts, respectively, from the acquisition-related costs and restructuring costs noted above. The gross margin decline, on a non-GAAP basis, primarily reflects the impact of the SINGULAIR patent expiries.

Marketing and administrative expenses, on a non-GAAP basis, were $3.1 billion in the second quarter of 2013, a decrease from $3.2 billion in the second quarter of 2012 due to targeted reductions in spending and productivity improvements.

Research and development (R&D) expenses, on a non-GAAP basis, were $1.9 billion in the second quarter of 2013, a decrease from $2.0 billion in the second quarter of 2012 reflecting lower upfront payments from external licensing activity.

Equity income from affiliates was $116 million for the second quarter, primarily reflecting the performance of partnerships with AZLP and Sanofi Pasteur MSD.

Other (income) expense, net was $201 million of expense in the second quarter of 2013, compared to $103 million of expense in the second quarter of 2012.

The company noted the following developments:

•                  Presented at the American Society of Clinical Oncology in Chicago preliminary results from an ongoing Phase IB expansion study evaluating the safety and efficacy of MK-3475, Merck’s investigational antibody therapy targeting PD-1, in patients with advanced (inoperable and metastatic) melanoma.

•                  Announced an accelerated share repurchase agreement (ASR) to repurchase $5 billion of Merck’s common stock, which is part of Merck’s previously announced $15 billion share repurchase program. Proceeds from the company’s $6.5 billion debt offering were used to execute the ASR.

•                  Announced that the U.S. Food and Drug Administration (FDA) has approved LIPTRUZET (ezetimibe and atorvastatin) tablets for the treatment of elevated low-density lipoprotein (LDL) cholesterol in patients with primary or mixed hyperlipidemia as adjunctive therapy to diet when diet alone is not enough.

•                  Advised by the FDA that the agency needs additional time to assess the results of a recently completed inspection of a clinical trial site for sugammadex, Merck’s investigational medicine for the reversal of neuromuscular blockade induced by rocuronium or vecuronium.

•                  Received a Complete Response Letter from the FDA regarding the New Drug Application for suvorexant, Merck’s investigational medicine for the treatment of insomnia. The company is evaluating the requests outlined in the Complete Response Letter, and plans to submit definitive data in response to the FDA in the first half of 2014.

Financial Targets

Merck reiterated that it expects full-year 2013 non-GAAP EPS to be between $3.45 and $3.55, and revised 2013 GAAP EPS to be between $1.84 and $2.05. The 2013 non-GAAP range excludes acquisition-related costs, costs related to restructuring programs and certain other items.

At current exchange rates, Merck now expects full-year 2013 sales to be approximately 5 to 6 percent below prior year levels with foreign exchange accounting for approximately 3 percentage points of the decline.

In addition, the company now expects full-year 2013 non-GAAP R&D expense to be below 2012 levels. The company continues to expect its full-year 2013 non-GAAP tax rate to be in the range of 22 to 23 percent.

A reconciliation of anticipated 2013 EPS, as reported in accordance with GAAP to non-GAAP EPS that excludes certain items, is provided in the table below.

$ in millions, except EPS amounts	Full Year 2013
GAAP EPS	$1.84 to $2.05
Difference[3]	1.61 to 1.50
Non-GAAP EPS that excludes items listed below	$3.45 to $3.55

Acquisition-related costs	$5,400 to $5,200
Restructuring costs	700 to 500
Net decrease (increase) in income before taxes	6,100 to 5,700
Estimated income tax (benefit) expense	(1,275) to (1,195)
Decrease (increase) in net income	$4,825 to $4,505

Total Employees

As of June 30, 2013, Merck had approximately 81,000 employees worldwide.  In addition, the company’s joint ventures in China and Brazil, which are included in the consolidated results of Merck, had about 1,300 employees.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 77194196. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 77194196.  Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2012 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	2Q13	2Q12	% Change	YTD 2013	YTD 2012	% Change

Sales	$11,010	$12,311	-11%	$21,681	$24,041	-10%

Costs, Expenses and Other
Materials and production (1)	4,284	4,112	4%	8,243	8,150	1%
Marketing and administrative (1)	3,140	3,249	-3%	6,126	6,322	-3%
Research and development (1)	2,101	2,165	-3%	4,008	4,026	—
Restructuring costs (2)	155	144	8%	274	363	-25%
Equity income from affiliates (3)	(116)	(142)	-18%	(249)	(253)	-2%
Other (income) expense, net (1) / (4)	201	103	95%	484	247	96%

Income Before Taxes	1,245	2,680	-54%	2,795	5,186	-46%
Income Tax Provision	310	860		244	1,599
Net Income	935	1,820	-49%	2,551	3,587	-29%
Less: Net Income Attributable to Noncontrolling Interests	29	27		52	56
Net Income Attributable to Merck & Co., Inc.	$906	$1,793	-49%	$2,499	$3,531	-29%
Earnings per Common Share Assuming Dilution	$0.30	$0.58	-48%	$0.82	$1.15	-29%

Average Shares Outstanding Assuming Dilution	3,010	3,072		3,030	3,074
Tax Rate (5)	24.9%	32.1%		8.7%	30.8%

(1) Amounts include the impact of acquisition-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Primarily reflects equity income from the AstraZeneca LP and Sanofi Pasteur MSD partnerships.

(4) Other (income) expense, net in the second quarter and first six months of 2013 reflects higher exchange losses, which for the first six months of 2013 includes approximately $140 million as a result of a Venezuelan currency devaluation.

(5) The effective tax rates for the second quarter and first six months of 2013 reflect benefits from reductions in tax reserves upon expiration of applicable statute of limitations. In addition, the effective tax rate for the first six months of 2013 reflects the favorable impact of tax legislation enacted in the first quarter of 2013, as well as a benefit of approximately $160 million associated with the resolution of a previously disclosed legacy Schering-Plough federal income tax issue.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

SECOND QUARTER 2013

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Certain Other Items	Adjustment Subtotal		Non-GAAP

Sales	$11,010						$11,010

Costs, Expenses and Other
Materials and production	4,284	1,515	93		1,608		2,676
Marketing and administrative	3,140	19	16		35		3,105
Research and development	2,101	234	14		248		1,853
Restructuring costs	155		155		155		—
Equity income from affiliates	(116)				—		(116)
Other (income) expense, net	201			(13)	(13)		214
Income Before Taxes	1,245	(1,768)	(278)	13	(2,033)		3,278
Taxes on Income	310				(409	)(3)	719
Net Income	935				(1,624)		2,559
Less: Net Income Attributable to Noncontrolling Interests	29				—		29
Net Income Attributable to Merck & Co., Inc.	$906				$(1,624)		$2,530
Earnings per Common Share Assuming Dilution	$0.30						$0.84

Average Shares Outstanding Assuming Dilution	3,010						3,010
Tax Rate	24.9%						21.9%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses of $1.2 billion for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as $330 million of impairment charges on product intangibles.  Amounts included in marketing and administrative expenses reflect merger integration costs.  Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

SIX MONTHS ENDED JUNE 30, 2013

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Certain Other Items	Adjustment Subtotal		Non-GAAP

Sales	$21,681						$21,681

Costs, Expenses and Other
Materials and production	8,243	2,699	136		2,835		5,408
Marketing and administrative	6,126	42	33		75		6,051
Research and development	4,008	264	29		293		3,715
Restructuring costs	274		274		274		—
Equity income from affiliates	(249)				—		(249)
Other (income) expense, net	484			(13)	(13)		497
Income Before Taxes	2,795	(3,005)	(472)	13	(3,464)		6,259
Taxes on Income	244				(848	)(3)	1,092
Net Income	2,551				(2,616)		5,167
Less: Net Income Attributable to Noncontrolling Interests	52				—		52
Net Income Attributable to Merck & Co., Inc.	$2,499				$(2,616)		$5,115
Earnings per Common Share Assuming Dilution	$0.82						$1.69

Average Shares Outstanding Assuming Dilution	3,030						3,030
Tax Rate	8.7%						17.4%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses of $2.4 billion for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as $330 million of impairment charges on product intangibles.  Amounts included in marketing and administrative expenses reflect merger integration costs.  Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items, as well as a benefit of approximately $160 million associated with the resolution of a previously disclosed legacy Schering-Plough federal income tax issue.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2013			2012						% Change	% Change
	1Q	2Q	Jun YTD	1Q	2Q	Jun YTD	3Q	4Q	Full Year	2Q	Jun YTD

TOTAL SALES (1)	$10,671	$11,010	$21,681	$11,731	$12,311	$24,041	$11,488	$11,738	$47,267	-11	-10
PHARMACEUTICAL	8,891	9,310	18,201	10,082	10,560	20,642	9,875	10,085	40,601	-12	-12

Primary Care and Women’s Health
Cardiovascular
Zetia	629	650	1,279	614	632	1,246	645	676	2,567	3	3
Vytorin	394	417	810	444	445	889	423	435	1,747	-6	-9

Diabetes & Obesity
Januvia	884	1,072	1,956	919	1,058	1,977	975	1,134	4,086	1	-1
Janumet	409	474	883	392	411	802	405	452	1,659	16	10

Respiratory
Nasonex	385	325	711	375	293	668	292	308	1,268	11	6
Singulair	337	281	618	1,340	1,431	2,771	602	480	3,853	-80	-78
Dulera	68	79	147	39	50	89	52	67	207	57	66
Asmanex	40	49	89	48	51	99	42	44	185	-3	-9

Women’s Health & Endocrine
NuvaRing	151	171	322	146	157	303	156	164	623	9	6
Fosamax	137	144	281	184	186	370	152	154	676	-22	-24
Follistim AQ	122	134	257	116	125	241	111	116	468	8	6
Implanon	84	102	187	76	85	161	93	94	348	20	16
Cerazette	61	48	108	67	72	139	64	68	271	-34	-22

Other
Arcoxia	121	121	242	112	117	229	109	115	453	4	6
Avelox	36	29	65	73	44	117	30	55	201	-34	-45

Hospital and Specialty
Immunology
Remicade	549	527	1,076	519	518	1,037	490	549	2,076	2	4
Simponi	108	120	228	74	76	150	86	95	331	59	52

Infectious Disease
Isentress	362	412	775	337	398	735	399	381	1,515	4	5
Cancidas	162	163	326	145	166	311	163	145	619	-1	5
PegIntron	126	142	268	162	183	345	165	143	653	-22	-22
Invanz	110	120	230	101	110	211	118	116	445	9	9
Victrelis	110	116	226	111	126	238	149	115	502	-8	-5
Noxafil	65	71	136	59	66	125	66	68	258	7	9

Oncology
Temodar	216	219	434	237	225	461	227	229	917	-3	-6
Emend	116	135	250	102	145	247	111	131	489	-7	1

Other
Cosopt / Trusopt	105	103	209	124	105	229	102	113	444	-2	-9
Bridion	63	69	131	58	60	118	68	75	261	14	11
Integrilin	47	48	95	53	60	113	48	51	211	-20	-15

Diversified Brands
Cozaar / Hyzaar	267	255	522	336	337	674	295	315	1,284	-24	-23
Primaxin	84	85	168	88	104	192	109	83	384	-19	-12
Zocor	82	74	156	103	96	199	86	98	383	-23	-22
Propecia	68	67	135	108	100	208	104	112	424	-33	-35
Clarinex	61	64	125	134	140	273	64	56	393	-54	-54
Claritin Rx	76	40	115	87	48	134	47	63	244	-17	-14
Remeron	52	53	106	57	66	123	52	57	232	-19	-14
Proscar	39	58	98	51	55	106	55	56	217	7	-8
Maxalt	40	43	83	156	154	310	166	162	638	-72	-73

Vaccines
Gardasil	390	383	773	284	324	608	581	442	1,631	18	27
ProQuad, M-M-R II and Varivax	272	339	611	255	316	571	396	306	1,273	7	7
Zostavax	168	141	309	76	148	224	202	225	651	-5	38
RotaTeq	162	144	306	142	142	284	150	168	601	1	8
Pneumovax	111	108	219	112	101	213	160	208	580	7	3

Other Pharmaceutical (2)	1,022	1,115	2,136	1,066	1,034	2,102	1,065	1,161	4,333	8	2

ANIMAL HEALTH	840	851	1,691	821	865	1,686	815	898	3,399	-2	—

CONSUMER CARE (3)	571	490	1,061	554	552	1,106	451	395	1,952	-11	-4
Claritin OTC	177	78	256	169	145	314	118	100	532	-46	-19

Other Revenues (4)	369	359	727	274	333	608	347	360	1,315	8	20
Astra	262	245	507	186	223	409	255	251	915	10	24

* 100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $53 million and $86 million for the first and second quarters of 2013. Other Vaccines sales included in Other Pharmaceutical were $60 million, $75 million, $116 million, and $69 million for the first, second, third, and fourth quarters of 2012, respectively.

(3) The decrease in Consumer Care sales resulted from the ongoing termination in China of certain Consumer Care distribution arrangements and a reversal of sales previously made to those distributors, together with associated termination costs.

(4) Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.